                                                                     EXHIBIT 5.1


                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                 March 13, 1997



Micro Therapeutics, Inc.
1062 Calle Negocio #F
San Clemente, California  92673

            RE:   Registration Statement on Form S-8 - Employee Stock
                  Purchase Plan

Ladies and Gentlemen:

      At your request, we have examined the form of Registration Statement on Form S-8, (the "Registration Statement"), being filed by Micro Therapeutics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on March 14, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 100,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), issuable under the Company's Employee Stock Purchase Plan (the "Plan")

      We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

      Based on the foregoing, it is our opinion that the 100,000 shares of Common Stock to be issued under the Plan and against full payment therefor in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

Micro Therapeutics, Inc.
March 13, 1997
Page 2


      We consent to the use of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    STRADLING, YOCCA, CARLSON & RAUTH
                                    /s/ Stradling, Yocca, Carlson & Rauth